Exhibit 99.1

Investor Relations Contact:
Ed McGregor
Sigma Designs, Inc.
Tel: 646/259-2999
IR@sdesigns.com

For Immediate Release

SIGMA DESIGNS, INC. REPORTS FIRST QUARTER
FISCAL 2010 RESULTS

MILPITAS, Calif. — May 27, 2009 — Sigma Designs®, Inc. (NASDAQ: SIGM), a leading provider of highly integrated system-on-chip, or SoC, solutions that are used to deliver multimedia entertainment throughout the home, today reported financial results for its first fiscal quarter ended May 2, 2009.

Net revenue for the first quarter was $51.2 million, up $3.9 million, or 8%, from $47.3 million in the previous quarter and down $5.7 million, or 10%, from $56.9 million reported for the same period last year.

GAAP net income for the first quarter was $2.7 million, or $0.10 per diluted share which includes a charge of $3.5 million, or $0.13 per diluted share, for the write-off of deferred tax assets due to changes in California corporate income tax laws.  This compares to GAAP net income of $6.6 million, or $0.24 per diluted share, for the previous quarter which included a tax benefit of $2.4 million, or $0.09 per diluted share, due to Sigma’s reduction of it’s effective income tax rate for fiscal 2009.  GAAP net income was $6.6 million, or $0.22 per diluted share, in the first quarter one year ago.

At the end of Sigma’s first quarter, total cash, cash equivalents and marketable securities totaled $221.3 million, or $8.32 per share outstanding.  The increase of $29.1 million, or $1.08 per share, during the quarter was due to the reduction of inventory, an increase in accounts payable and accelerated collections that resulted in a temporary reduction of accounts receivable.  Additionally, other operating activities generated $10.1 million, or $0.38 per share outstanding.

Non-GAAP net income for the first quarter was $8.3 million, or $0.30 per diluted share.  This compares to non-GAAP net income of $10.1 million, or $0.38 per diluted share for the previous quarter and non-GAAP net income of $13.6 million, or $0.46 per diluted share during the same period one year ago.  Non-GAAP adjustments for the first quarter consisted of $832,000 in amortization expense for acquired intangibles related to the Zensys, VXP and Blue7 acquisitions, $1.2 million in non-cash share-based compensation expenses and $3.5 million from the write off of the deferred tax assets associated with the benefits from California state income tax credits no longer expected to be received in future periods.  The reconciliation between GAAP and non-GAAP results for all referenced periods is provided in a table immediately following the GAAP financial tables below.

Management Comment

“We are pleased to report a sequential increase in our revenue for the first quarter, which we feel provides continued signs of stabilization and strength in our primary markets.  We are continuing to place heavy efforts on bolstering sales as well as expanding the breadth of our market opportunities.  The IPTV market is continuing to show resilience to current economic issues and we are confident that it will continue to demonstrate some level of growth for this year.  We are also pursuing design activity in the cable industry and helping to drive the transition to Tru2way IP cable solutions, which will substantially increase our addressable market.  We are also pushing forward with our consumer products agenda by working with a widening range of vendors for Blu-ray player designs, digital media adapter products and home entertainment connectivity devices.  Additionally, we are encouraged about the potential opportunities addressed by our recent acquisition of the Z-Wave brand home control products and anticipate a growing synergy within the set-top box market,” stated Thinh Tran, chairman and chief executive officer, Sigma Designs.

First Quarter Highlights

•
Announced that Sigma’s highly integrated SMP8654 media processors will be used to power Celrun’s TD-1100 set-top box (STB), which has been selected by telecom provider LG Dacom to be deployed throughout Korea.

•
Announced that Z-Wave technology has reached a new milestone by providing IP interoperability.  As part of a public showing which took place at Interop 2009, Sigma announced complete interoperability between its Z-Wave wireless home control standard and IP (Internet Protocol), with the single chip “IP-Wave” solution demonstrated in real products for energy management, remote home monitoring and security.

Investor Conference Call

The conference call relating to Sigma’s first quarter fiscal 2010 results will take place following this announcement at 5:00 PM ET today, May 27, 2009.  Investors will have the opportunity to listen live to the conference call via the Internet through www.sigmadesigns.com/IR or www.earnings.com.  Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com.  To listen to the live call, please go to the website at least 15 minutes early to register and download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call via the internet through www.sigmadesigns.com/ir or www.earnings.com.  The audio replay will be available for one week after the call.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Sigma reports non-GAAP net income, which excludes amortization of acquired intangibles, stock-based compensation calculated under APB No. 25 and SFAS No. 123(R) and, with respect to the first quarter of fiscal 2010, the expense resulting from the write-off of the deferred tax asset due to the change in California tax laws and, with respect to the first quarter of fiscal 2009, in-process development costs acquired during the quarter.  Sigma believes that its non-GAAP net income provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations.  Sigma also believes the non-GAAP measures provide useful supplemental information for investors to evaluate its operating results in the same manner as the research analysts that follow Sigma, all of whom present non-GAAP projections in their published reports.  As such, the non-GAAP measures provided by Sigma facilitate a more direct comparison of its performance with the financial projections published by the analysts as well as its competitors, many of whom report financial results on a non-GAAP basis.  The economic substance behind its decision to use such non-GAAP measures is that such measures approximate its controllable operating performance more closely than the most directly comparable GAAP financial measures.  For example, Sigma’s management has no control over certain variables that have a major influence in the determination of share-based compensation such as the volatility of its stock price and changing interest rates.  Sigma believes that all of these excluded expenses do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in Sigma’s GAAP financial results in the foreseeable future.

The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of Sigma’s activities.  Sigma’s non-GAAP net income is not prepared in accordance with GAAP, is not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.  Accordingly, investors are cautioned not to place undue reliance on non-GAAP information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding potential opportunities emerging for Sigma’s strategic initiatives, growth in the IPTV market and the potential impact of new products and technology.  Actual results may vary materially due to a number of factors including, but not limited to, the risk that, upon completion of further closing and audit procedures, that the financial results for the first quarter are different than the results set forth in this press release, general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the IPTV, high definition DVD and HDTV markets in general, the ramp in demand from our set-top box and telecommunication customers, our ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of our SoCs to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings, and other risks including delays in the manufacturer’s deployment of set-top boxes or consumer products.  Other risk factors are detailed from time to time in our SEC reports, including our annual report on Form 10-K as filed April 2, 2009.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc.

Sigma Designs is a leading fabless provider of highly integrated SoC solutions that are used to deliver multimedia entertainment throughout the home.  Sigma’s SoC solutions include media processors and wireless communication devices which combine semiconductors and software as critical components of high-growth consumer applications including IPTV-based set-top boxes, Blu-ray players, HDTVs, entertainment connectivity devices and RF-based home control devices.  Headquartered in Milpitas, Calif., Sigma Designs also has design centers or sales offices in Canada, China, Denmark, France, Japan, Korea (third party), Singapore and Taiwan.  For more information, please visit Sigma Designs’ web site at www.sigmadesigns.com.

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SIGMA DESIGNS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(GAAP)
(In thousands)

	May 2,	January 31,
	2009	2009
Assets

Current Assets:
Cash and cash equivalents	$124,662	$90,845
Short-term marketable securities	19,129	28,862
Accounts receivable, net	20,989	30,719
Inventories	29,806	36,058
Deferred tax assets	1,417	1,417
Prepaid expenses and other current assets	5,016	5,909
Total current assets	201,019	193,810

Long-term marketable securities	77,491	72,523
Software, equipment and leasehold improvements, net	20,968	21,124
Goodwill	9,913	9,928
Intangible assets, net	16,393	17,520
Deferred tax assets, net of current portion	9,080	12,824
Long-term investments	3,501	3,000
Other non-current assets	246	218

Total assets	$338,611	$330,947

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$9,899	$5,655
Accrued liabilities and other	11,876	12,826
Total current liabilities	21,775	18,481

Other long-term liabilities	7,376	7,216
Total liabilities	29,151	25,697

Shareholders' Equity:
Total shareholders' equity	309,460	305,250

Total liabilities and shareholders' equity	$338,611	$330,947

SIGMA DESIGNS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(GAAP)
(In thousands, except per share data)

	Three months ended
	May 2, 2009	January 31, 2009	May 3, 2008
Net revenue	$51,243	$47,306	$56,882

Cost of revenue	26,856	25,952	28,862
Gross profit	24,387	21,354	28,020
Gross margin percent	47.6%	45.1%	49.3%

Operating expenses:
Research and development	11,517	11,194	10,856
Sales and marketing	3,211	3,575	2,641
General and administrative	3,131	3,766	6,468
Acquired in-process R&D	---	---	1,571
Total operating expenses	17,859	18,535	21,536

Income from operations	6,528	2,819	6,484
Interest and other income, net	778	1,316	2,168

Income before income taxes	7,306	4,135	8,652
Provision for (benefit from) income taxes	4,563	(2,444)	2,070

Net income	$2,743	$6,579	$6,582

Net income per share:
Basic	$0.10	$0.25	$0.23
Diluted	$0.10	$0.24	$0.22

Shares used in computing net income per share:
Basic	26,592	26,433	28,296
Diluted	27,196	26,908	29,483

SIGMA DESIGNS, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(Unaudited)
(In thousands, except per share data)

	Three months ended
	May 2, 2009	January 31, 2009	May 3, 2008
GAAP net income	$2,743	$6,579	$6,582

Items reconciling GAAP net income to non-GAAP net income:

Included in cost of revenue:
Amortization of acquired
developed technology	(724)	(630)	(541)
Share-based compensation	(85)	(98)	(83)
Tender offer to exchange
employee options	---	---	---
Total related to cost
of revenue	(809)	(728)	(624)

Included in operating expenses:
Research and development:
Amortization of acquired
noncompete agreement	(19)	(117)	(116)
Share-based compensation	(1,258)	(1,403)	(1,411)
Sales and marketing:
Share-based compensation	(299)	(579)	(358)
Amortization of acquired
Intangibles	(89)	(66)	(50)
General and administrative:
Share-based compensation	484	(659)	(2,902)
Acquired in-process development costs	---	---	(1,571)
Total related to operating expenses	(1,181)	(2,824)	(6,408)

Write-off of tax valuation allowance	(3,540)	---	---

Net effect of non-GAAP adjustments	(5,530)	(3,552)	(7,032)

Non-GAAP net income	$8,273	$10,131	$13,614

Non-GAAP net income per diluted share	$0.30	$0.38	$0.46